SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


Date of earliest event
  reported:  February 22, 1999


                                 RENO AIR, INC.
             (Exact name of registrant as specified in its charter)


                         Nevada                 0-20360
                (State of Incorporation) (Commission File Number)

                                   88-0259913
                        (IRS Employer Identification No.)


                       220 Edison Way Reno, Nevada 89502
               (Address of principal executive offices) (Zip Code)


                                 (775) 954-5000
                         (Registrant's telephone number)

























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Item 5.  Other Events

On November 19, 1998, American Airlines, Inc., a Delaware corporation and wholly-owned subsidiary of AMR Corporation ("American"), Bonanza Acquisitions, Inc., a Nevada corporation and a wholly-owned subsidiary of American ("Bonanza"), and Reno Air, Inc., a Nevada corporation ("Reno Air") entered into an Agreement and Plan of Merger pursuant to which American agreed to acquire Reno in a two-step transaction.

On November 24, 1998, Bonanza commenced a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of: (i) Common Stock, par value $.01 per share (the "Reno Air Common Stock") of Reno Air at a price of $7.75 per share and (ii) Series A Cumulative Convertible Exchangeable Preferred Stock, par value $.001 per share (the "Reno Air Preferred Stock") of Reno Air at a price of $27.50 per share, in each case net to the seller in cash. The Offer expired at midnight on December 22, 1998. On December 23, 1998, Bonanza accepted for payment all shares of Reno Air Common Stock and Reno Air Preferred Stock validly tendered and not withdrawn prior to the expiration of the Offer.

On February 22, 1999, the merger of Bonanza with and into Reno Air was completed. Reno Air is the surviving corporation and remains organized under Nevada law. On February 22, 1999, Reno Air became a wholly-owned subsidiary of American. As a result of the merger, each share of Reno Air Common Stock was converted into the right to receive $7.75 per share and each share of Reno Air Preferred Stock was converted into the right to receive $27.50 per share, other than those shares of Reno Air Common Stock and Reno Air Preferred Stock cancelled in the Merger.




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                                    SIGNATURE



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        RENO AIR, INC.


                                        /s/ Steven A. Rossum
                                        Senior Vice President, General Counsel,
                                        and Corporate Secretary



Dated:  February 24, 1999